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                                  EXHIBIT 10.6

                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
                                       FOR
                                   JACOB TRUMP

            THIS AGREEMENT, (this "Agreement"), is made and entered into this 15th day of April, 2003, by and between Columbia County Farmers National Bank, a Pennsylvania banking institution having a place of business at 232 East Street, Bloomsburg, PA 17815, Pennsylvania ("Bank"), and Jacob Trump ("Executive"), an individual residing at 144 West Main Street, P.O. Box 352, Millville, PA 17846.

INTRODUCTION

            To encourage Executive to remain an employee of Bank, Bank is willing to provide to Executive with supplemental retirement benefits or to provide an endorsement split dollar from the three life insurance policies on Executive's life. Bank will pay the benefits and the life insurance premiums from its general assets.

Article 1

                               GENERAL DEFINITIONS

            The following terms shall have the meanings specified:

      1.4 "Affiliate" means any company that controls, is controlled by, or is under common control with Bank. For this Agreement, company includes any bank, corporation, general or limited partnership, limited liability companies, association or similar organization, business trust, or any other trust.

      1.5   "Change in Control" means any of the following:

           (F) (A) a merger, consolidation or division involving Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Bank, or (C) a purchase by Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy-five percent(75%) or more of the members of the Board of Directors of Bank who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Bank; or

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           (G)    any "person" (as such term is used in Sections 13(d) and 14(d)
                  of Securities Exchange Act of 1934 (the "Exchange Act")), other than Bank or any "person" who on the date hereof is a director or officer of Bank, is or becomes the "beneficial owner" (as defined in Rule 13d-3

           (H) under the Exchange Act), directly or indirectly, of securities of Bank representing twenty-five (25%) percent or more of the combined voting power of Bank's then outstanding securities, or

           (I) during any period of two (2) consecutive years during the term of Executive's employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

           (J) any other change in control of Bank similar in effect to any of the foregoing.

   Notwithstanding anything else to the contrary set forth in this Agreement, if
   (i) an agreement is executed by Bank providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive's employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

      1.6 "Disability" means Executive suffering a physical or mental impairment, which, in the judgment of a physician satisfactory to Bank, prevents Executive from performing all of the essential job functions of Executive's position on a full time basis with or without reasonable accommodation and without posing a direct threat to himself or others, for a period of one hundred eighty days. As a condition to any benefits, Bank may require Executive to submit to such physical or mental evaluations and tests as Bank's Board of Directors deems appropriate.

      1.4   "Bank" or "Corporation" means Columbia County Farmers National Bank.

      1.5   "Insured" means Jacob Trump.

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      1.6   "Insurer" means the Life Insurance Companies.

      1.7 "Policy" means Northwestern Mutual policy no. 16 316 474, Southland Life Insurance Company policy no. 06 6002 6511, and Massachusetts Mutual policy no. 0051554.

      1.8 "Net Death Proceeds" means the death proceeds of the Policy, in the aggregate amount as provided in the attached endorsements.

      1.9   "Normal Retirement Age" means 62 years old.

      1.10  "Code" means the Internal Revenue Code of 1986, as amended.

      1.11  "Vesting" means the accrual of the benefits over a period of time.

Article 2
Lifetime Benefits

      2.3 Normal Retirement Benefit. If Executive terminates employment on or after the Normal Retirement Age for reasons other than death, Bank shall pay to Executive the benefit described in this Section 2.1.

      2.1.1 Amount of Benefit. The benefit under this Section 2.1 is $20,000.00 per year.

      2.1.2 Payment of Benefit. Bank shall pay the benefit to Executive on the first day of the month following the Executive's birthday, commencing with the month following the month in which Executive reaches Normal Retirement Age and continuing for 15 years.

      2.2 Early Termination Benefit. If Executive's employment is terminated before the Normal Retirement Age absent a Change of Control and for reasons of Executive's voluntary termination of employment, non-renewal of the Executive Employment Agreement, Disability, or if Bank terminates Executive's employment for reasons other than for Cause, Bank shall pay to Executive the benefit described in this Section 2.2.

      2.2.5 Amount of Benefit. The Executive's benefit under this Section 2.2 is the amount accrued for the benefit set forth in Section 2.1, as calculated in accordance with GAAP and reflected in the accounting records of Bank, on the date of termination of Executive's employment. The determination of the amount of this benefit by the Bank's independent auditors shall be final, binding and conclusive on the parties.

      2.2.6 Payment of Benefit. Bank shall pay, pro rata, the benefit to Executive on the first day of the month following Executive's birthday, commencing with the month following the month in which Executive reaches Normal Retirement Age and continuing for 15 years.

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      2.9. Change of Control Benefit. If Executive is actively employed by Bank at the time of a Change of Control, Bank shall pay to Executive the benefit described in Section 2.1.

      2.9.1. Payment of Benefit. Bank shall pay the benefit to Executive on the first day of the month following Executive's birthday, commencing with the month following the month in which Executive reaches Normal Retirement Age and continuing for 15 years.

      2.10. Exclusive Benefits. Any Lifetime Benefits paid under this Agreement are exclusive. If Lifetime Benefits are paid, no Death Benefits will be paid under this Agreement or the appended Endorsements.

      2.11. Vesting Schedule. The Executive shall be subject to the following vesting schedule as to the retirement benefit.

                Prior to 3 years                -     0%
                After 3 years                   -    50%
                After 5 years                   -    75%
                After 6 years                   -   100%

      2.6 Change of Control. This Agreement shall be binding upon and inure to the benefit of Bank, its successors and assigns, and Executive, Executive's heirs, executors, administrators and legal representatives. Bank shall not merge or consolidate with any bank or other third party ("entity"), or reorganize, unless and until such succeeding or continuing entity agrees to assume and discharge the obligations of Bank under this Agreement.

Article 3

                                 DEATH BENEFITS

      3.3. Death Before Normal Retirement Age. If Executive dies while actively employed by Bank before reaching the Normal Retirement Age, Executive's beneficiary shall receive from the Insurer the Endorsement Split Dollar benefit described in this Section 3.1.

      3.1.1 Amount of Benefit. The benefit under Section 3.1 is a death benefit in the amount of ONE HUNDRED FORTY TWO THOUSAND ($142,000.00) DOLLARS.

      3.1.2 Payment of Benefit. The benefit shall be paid to the beneficiary by Insurer, as provided in the Policy and in the split agreement and as reflected in the beneficiary designation.

      3.1.3 Death After Normal Retirement Age, But Before Receipt of Lifetime Benefits. If Executive dies after reaching the Normal Retirement Age, but before receiving any Lifetime Benefit payments under this Agreement, the death benefit identified in Section 3.1 shall be paid in accordance with Section 3.1.2. If such death benefit is paid, no Lifetime Benefits under this Agreement will be paid.

      3.1.4 Death Following Normal Retirement Age, But After Receipt of Lifetime Benefit.

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In the event Executive Dies after Normal Retirement Age and after the Executive has begun to receive any Lifetime Benefits from Columbia County Farmers National Bank, Columbia County Farmers National Bank shall continue to pay those benefits, as provided in Article 2, and the Executive, Executive's estate or beneficiaries shall have no right to receive a death benefit and the rights under the endorsements are terminated.

      3.1.5 Death After Change of Control. If Executive dies following a Change of Control, but prior to the commencement of the Lifetime Benefit payments, provided Executive was actively employed at the time of the Change of Control, Executive's beneficiary shall be paid the death benefit described in Section 3.1 in accordance with Section 3.1.2. If such death benefit is paid, no Lifetime Benefits under this Agreement will be paid.

      3.1.6 Payment of Benefit. The benefit shall be paid to the beneficiary by Insurer in accordance with Section 3.1.2.

      3.2 Endorsement. All death benefits paid under this Agreement shall be in accordance with and as designated by the appended endorsement split dollar agreement.

Article 4

                           POLICY OWNERSHIP/INTERESTS

      4.5. Bank Ownership. Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. Bank shall be the beneficiary of the death proceeds of the Policy remaining after Executive's interest is determined according to Section 4.2 below.

      4.6. Executive's Interest. Subject to the provisions of Article 10, Executive shall have the right to designate the beneficiary of the Net Death Proceeds. Executive shall also have the right to elect and change settlement options that may be permitted.

      4.3. Comparable Coverage. Upon execution of this Agreement, Bank shall maintain the Policy in full force and effect and in no event shall Bank amend, terminate or otherwise abrogate Executive's interest in the Policy, unless Bank replaces the Policy with comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of Bank's creditors.

      4.4 Option to Purchase. Bank shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving Executive or Executive's transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not apply if the Agreement has terminated pursuant to Article 9.

Article 5

                                    PREMIUMS

      5.5 Premium Payment. Bank shall pay any premiums due on the Policy.

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      5.6 Imputed Income. Bank shall impute income to Executive in accordance with applicable Internal Revenue Service guidelines.

Article 6

                                   ASSIGNMENT

   Executive may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust. In the event Executive transfers all of the Executive's interest in the Policy, then all of Executive's interest in the Policy and in the Agreement shall be vested in Executive's transferee, who shall be substituted as a party hereunder and Executive shall have no further interest in the Policy or in this Agreement.

                                    ARTICLE 7

Insurer

      The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

                                    ARTICLE 8

Claims Procedure

      8.1 Claims Procedure. Bank shall notify any person or entity that makes a claim under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility for benefits or ineligibility for benefits under this Agreement. If Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and
(4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If Bank determines that there are special circumstances requiring additional time to make a decision, Bank shall notify the Claimant of the special circumstances and the date by

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which a decision is expected to be made, and may extend the time for up to an additional 90 days.

      8.2 Review Procedure. If the Claimant is determined by Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by Bank by filing a petition for review with Bank within 60 days after receipt of the notice issued by Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her position to Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. Bank shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, referencing the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of Bank, but notice of this deferral shall be given to the Claimant.

                                    ARTICLE 9

Amendments and Termination

      This Agreement may be amended or terminated only by a written agreement signed by Bank and Executive, except as provided in Article 10.

                                   ARTICLE 10

General Limitations

      10.1 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, any benefit provided under this Agreement, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition or shall be forfeited to the extent the benefit would be prohibited golden parachute payment pursuant to 12 C.F.R. Section 359.2 and for which the appropriate federal banking agency had not given written consent to pay pursuant to 12 C.F.R. Section 359.4. Upon written notice to Executive, together with calculations of Bank's independent auditors, Executive shall remit to Bank the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

      10.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the benefit provided under this Agreement shall be forfeited if Bank terminates Executive's employment for:

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           (B)    Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

           (B) Executive's failure to follow the good faith lawful instructions of the Board of Directors of Bank with respect to its operations, after written notice from Bank and a failure to cure such violation within sixty (60) days of said written notice;

           (C) Executive's willful failure to substantially perform Executive's duties for Bank, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from Bank and a failure to cure such violation within sixty (60) days of said written notice;

           (D) Executive's intentional violation of the provision of this Agreement, after written notice from Bank and a failure to cure such violation within sixty (60) days of said written notice;

           (E)    dishonesty of Executive in the performance of his duties;

           (F) gross misconduct on the part of Executive as determined by an affirmative vote of eighty percent (80%) of the disinterested members of the Board of Directors which brings public discredit to Bank;

           (I) Executive's breach of fiduciary duty involving personal profit; or

           (J) Executive's willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority, unless Executive's conduct that lead to the violation was authorized by or occurred at the instruction of Bank's Board of Directors.

      10.5 Removal. Notwithstanding any provision of this Agreement to the contrary, Bank shall not pay any benefit under this Agreement if Executive is subject to a final removal or prohibition order issued by an appropriate federal banking pursuant to Section 8(e) of the Federal Deposit Insurance Act.

      10.4 Competition After Termination of Employment. Executive shall forfeit his right to any further benefits if Executive, without the prior written consent of Bank, violates the following described restrictive covenants.

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      10.4.4 Covenant Not to Compete. Executive hereby acknowledges and recognizes the highly competitive nature of the business of Bank and accordingly agrees that, during, for and after the term of his employment with Bank and until Executive reaches the age of sixty-five (65), Executive shall not, except as otherwise permitted in writing by Bank:

                  (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engages in (1) the banking (including bank or financial institution holding company), insurance or financial services industry, or
                        (2) any other activity in which Bank is engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any area in which, at any time during the Employment Period or at the date of termination of Executives exclusively performs all such activity outside of said twenty (20) mile area (the "Non-Competition Area"); or

                  (ii) provide financial or other assistance to any person, firm, corporation, or enterprise engages in (1) the banking (including bank or financial institution holding company), insurance or financial services industry, or
                        (2) any other activity in which Bank is engaged during the Employment Period, in the Non-Competition Area; or

                  (iii) if employment in a capacity provided in (i) and (ii), solicit current customers, during the term of this Agreement, of Bank in the Non-Competition Area; or

                  (iv) solicit employees of Bank who are employed during the term of this Agreement.

      10.4.5 Judicial Remedies. In the event of a breach or threatened breach by Executive of any provision of these restrictions, Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon Bank or any of its subsidiaries or Affiliates, and further recognizes that in such event monetary damages may be inadequate to fully protect Bank or any of its subsidiaries or Affiliates. Accordingly, in the event of a breach or threatened breach of this Agreement, Executive consents to Bank's or any of its subsidiaries or Affiliates' entitlement to such preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing Bank's or any of its subsidiaries or Affiliates' rights hereunder and preventing Executive from further breaching any of his obligations set forth herein. Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that Bank or any of its subsidiaries or Affiliates post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting

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Bank or any of its subsidiaries or Affiliates from pursuing any other remedies available to Bank or any of its subsidiaries or Affiliates at law or in equity for such breach or threatened breach, including the recovery of damages from Executive. Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 10.4.1 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded Bank or any of its subsidiaries or Affiliates in Section 10.4.1 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section
10.4.1 will not be materially adverse to Executive's employment with Bank, and
(iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the day and year above written.

ATTEST:                                   COLUMBIA COUNTY FARMERS
                                          NATIONAL BANK

/s/ J. Jan Girton                         By:  /s/ Paul E. Reichart
-----------------------------------       -----------------------------------
SECRETARY                                 CHAIRMAN

WITNESS:

        /s/ Edwin A. Wenner               /s/ Jacob Trump
-----------------------------------       -----------------------------------
EDWIN A. WENNER                           JACOB TRUMP

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                       ENDORSEMENT SPLIT DOLLAR POLICY FOR
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

                              Insured: Jacob Trump

Northwestern Mutual Policy No.  16 316 474
Southland Life Ins. Co. Policy No. 06 6002 6511

Supplementing and amending the application for insurance to Northwestern Mutual, Southland Life Ins. Co., and Massachusetts Mutual policy no. 0051554, ("Insurer"), the applicant requests and directs that:

BENEFICIARIES

            1. Columbia County Farmers National Bank, a Pennsylvania Banking institution located at 232 East Street, Bloomsburg, PA 17815. Pennsylvania ("Bank") shall be the direct beneficiary of death proceeds of the Policy remaining after the Insured's interest is determined according to paragraph (2) below.

            2. The Insured shall have the right to designate the beneficiary of Jacob Trump the death proceeds in the amount of ONE HUNDRED FORTY-TWO THOUSAND ($142,000.00) DOLLARS.

OWNERSHIP

            3. The Owner of the policy shall be Bank. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or the Insured's transferee in paragraph (4) of this endorsement.

            4. The Insured or the Insured's transferee shall have the right to assign his or her rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds. Any transferee's rights shall be subject to this Endorsement.

            5. Notwithstanding the provisions of paragraph (4) above, the Insured or the Insured's transferee shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement if the Insured does not comply with the
Article 10 of the Columbia County Farmers National Bank Supplemental Executive Retirement Plan Agreement for Jacob Trump, unless agreed to in writing by Bank and the Insured.

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MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY

            6. Upon the death of the Insured, the interest of any Owner of the Policy designated in (3) above shall be limited to the portion of the proceeds described in paragraph (1) above.

                                OWNER'S AUTHORITY

            7. The Insurer is hereby authorized to recognize the Owner's claim to rights hereunder without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer.

            Owner accepts and agrees to this split dollar endorsement. Signed at Bloomsburg, Pennsylvania, this 15th day of April, 2003.

                                          COLUMBIA COUNTY FARMERS
                                          NATIONAL BANK

                                          By:  /s/ Paul E. Reichart
                                          --------------------------------------
                                               CHAIRMAN

            Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates _____________________________ as primary beneficiary and _______________________________________ as secondary beneficiary of the portion of the proceeds described in (1) above. Signed at _____________, Pennsylvania, this 15th day of April, 2003.

                                          INSURED:

                                          /s/ Jacob Trump
                                          --------------------------------------
                                          JACOB TRUMP

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